Exhibit 14

Federal-Mogul Corporation

Financial Code of Ethics

2003

Federal-Mogul Corporation (the “Company”) has adopted the following Financial Code of Ethics, which applies to all Company Financial Professionals worldwide, to ensure the continuing integrity of financial reporting and transactions. “Financial Professional” means any professional employee in the area of finance or outside of the area of finance with a significant impact on the financial accounting and reporting of the Company. Specifically, a Financial Professional includes any professional employee in corporate or operations finance, accounting, financial reporting, internal audit, risk management, corporate tax, investor relations, treasury, and also includes the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Controller, the Operating Head of each of the Company’s product groups and any member of Executive Management who has similar operating or oversight responsibilities regardless of such person’s designated title.

The Company’s Integrity Policy sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company’s directors, officers and employees. Financial Professionals are required to conduct their personal and professional affairs in a manner that is consistent with the ethical and professional standards set forth in the Integrity Policy, as well as this supplemental Financial Code of Ethics.

All Financial Professionals must:

1.	Act in an honest and ethical manner and comply with all of the provisions of the Company’s Integrity Policy, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

2.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

3.	Promptly bring to the attention of the Company’s Financial Disclosure Review Committee and to senior management any information concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company’s internal controls, (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls, or (iii) any other matters which could have a material adverse effect on the Company’s ability to record, process, summarize and report financial data;

4.	Produce full, fair, accurate, timely and understandable information, including such information that may be used for disclosure, in compliance with applicable accounting standards, in reports and documents that the Company or any subsidiary files with, or submits to, the U.S. Securities and Exchange Commission or any applicable regulatory body and in other public communications made by the Company or any subsidiary;

5.	Respect the confidentiality of information by taking all reasonable measures to protect the confidentiality of non-public information about the Company or any subsidiary and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

6.	Comply with rules and regulations of federal, state, provincial and local governments, and other relevant private and public regulatory agencies.

7.	Facilitate the work of the Company’s independent public auditors and must not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors.

Each Financial Professional is accountable for his or her adherence to this Financial Code of Ethics and the Company’s policies. Any violation of this Financial Code of Ethics may result in disciplinary action, including immediate dismissal.

Any Financial Professional who believes, in the exercise of reasonable judgment after a review of the facts, that a violation of this Financial Code of Ethics has occurred shall promptly report such violation to the Vice President; Deputy General Counsel and Corporate Secretary and to the Director of Internal Audit. Alternatively, reports of violations of this Financial Code of Ethics and auditing or accounting related concerns may be made confidentially and anonymously through the Company’s Helpline as set forth in the Company’s Integrity Policy.

Federal-Mogul Corporation policy prohibits retaliation against an employee who reports a violation of this Financial Code of Ethics in good faith. As provided by law, Federal-Mogul Corporation is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws. No Federal-Mogul Corporation director, officer, employee or representative is permitted to take any such retaliatory action.

I have read and understand the provisions of this Financial Code of Ethics and agree to comply with all of its related provisions.

(Signature) (Date)